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                                                      Filed Pursuant to Rule 433
                                                     Registration No. 333-128546
                                                                February 9, 2007



                           W. R. Berkley Corporation
                                  $250,000,000
                   6.250% Senior Notes due February 15, 2037

                                Final Term Sheet
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Issuer:                       W. R. Berkley Corporation

Ratings:                      Baa2 / BBB+ / BBB (Stable / Stable / Stable)

Minimum Denomination:         $1,000 x $1,000

Trade Date:                   February 9, 2007

Settlement Date:              February 14, 2007 (T+3)

Maturity Date:                February 15, 2037

Total Principal Amount:       $250,000,000

Treasury Benchmark:           UST 4.500% due 2/15/2036

Treasury Price:               93-29 (or 4.896%)

Re-offer Spread:              +137 bps

Re-offer Yield to Maturity:   6.266%

Semi-annual Coupon:           6.250%

Public Offering Price:        99.784%

Make Whole Call Spread:       +25 bps

Day Count Convention:         30/360 Semi-annual

Interest Payment Dates:       Semi-annually on the 15th of February and August
                              (1st payment August 15, 2007)
Use Proceeds:
                              For general corporate purposes, including the repayment of indebtedness. Such indebtedness may include W. R. Berkley Corporation's $88.8 million of 9.875% senior notes, which mature on May 15, 2008.

CUSIP / ISIN:                 084423AP7 /  US084423AP79

Joint Bookrunners:            Citigroup Global Markets Inc.
                              Credit Suisse Securities (USA) LLC
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The Issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Citigroup Global Markets Inc., or Credit Suisse Securities (USA) LLC will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, or Credit Suisse Securities (USA) LLC at 1-800-221-1037.